Exhibit 99.1

            [STIRLING COOKE BROWN HOLDINGS LIMITED LETTERHEAD]

FOR IMMEDIATE RELEASE               Contact:          Mark Cooke
                                                      George Jones
                                                      Tel: 441-295-7556
                                                      Fax: 441-295-7201
                                                      Address above

               STIRLING COOKE BROWN HOLDINGS LIMITED REPORTS

             RESULTS FOR 3rd QUARTER ENDED SEPTEMBER 30TH, 1998

Hamilton, Bermuda (November 9, 1998) - Stirling Cooke Brown Holdings Limited (NASDAQ: "SCBHF") today reported results for the third quarter ended September 30th, 1998.

                                     Three months ended     Nine months ended
                                       September 30th         September 30th
                                      1997         1998      1997        1998
                                      ----         ----      ----        ----
                                    (Dollars in thousands except per share data)

   NET INCOME                        $3,590       $4,129    $9,582      $12,141

   BASIC EPS
     Net Income per share            $ 0.42       $ 0.42    $ 1.17      $  1.24
     Avg. no. of ordinary shares
      outstanding - Basic (000's)     8,488        9,823     8,168        9,823

   DILUTED EPS
     Net Income per ordinary share   $ 0.42       $ 0.42    $ 1.15      $  1.23
     Avg. no. of ordinary shares
      outstanding - Diluted (000's)   8,488        9,823     8,341        9,858

Mark Cooke, Chairman, President and Chief Executive Officer, said:

"The operating results for the third quarter 1998 were most satisfying, once again reflecting the continued growth of the Company's business. Net income grew by 15% in the third quarter to $4.1 million, and grew by 27% to $12.1 million for the first nine months of 1998, as compared to $3.6 million and $9.6 million, respectively, in 1997".

Diluted net income per share remained even for the third quarter of 1998 at $0.42 and increased by 7% to $1.23 for the first nine months of 1998, as compared to $0.42 and $1.15, respectively, in 1997.

Risk management fees increased $2.4 million, or 20%, to $14.1 million for the quarter and by $7.2 million, or 21%, to $41.0 million for the first nine months of 1998 compared to the corresponding periods in 1997. The Company's brokerage operations continued to grow, increasing brokerage income by $1.2 million to $7.1 million in the third quarter of 1998 and by $2.3 million to $20.0 million for the first nine months of 1998 compared to the corresponding periods in 1997. The Company also continued to experience growth in managing general agency fees which increased $0.6 million in the third quarter of 1998, to $3.6 million and by $2.7 million to $10.9 million for the first nine months of 1998 compared to the corresponding periods in 1997. This growth reflected the continued expansion of the Company's managing general agency network primarily in the Southeastern United States. Policy issuance fees earned by Realm National Insurance Company Limited ("Realm National") increased $0.3 million to $0.4 million in the third quarter of 1998 and by $0.8 million to $1.4 million for the first nine months of 1998 compared to the corresponding periods in 1997.

Net premiums earned decreased $0.1 million to $3.3 million in the third quarter of 1998 and increased by $3.8 million to $12.9 million for the first nine months of 1998 compared to the corresponding periods in 1997. The decrease in net premiums earned during the third quarter of 1998 as compared to 1997 was due to a decrease in net premiums earned by the Company's Bermuda based reinsurance subsidiary in line with the Company's decision to reduce its underwriting activities. The year to date increase was due to significant growth in workers' compensation business being written by Realm National. Gross premiums written by Realm National in the third quarter of 1998 increased by $3.0 million to $9.0 million and by $22.8 million to $35.1 million for the first nine months of 1998 compared to the corresponding periods in 1997. The growth in premiums written was primarily workers' compensation business generated by the Company's M.G.A. network and independent M.G.A.s based primarily in the Southeastern United States.

Net investment income increased $0.9 million to $2.3 million for the third quarter of 1998 and by $2.1 million to $6.4 million for the first nine months of 1998 compared to the corresponding periods in 1997. Overall total revenues increased $3.7 million, or 22%, to $20.7 million for the third quarter of 1998 and by $14.7 million, or 31%, to $62.7 million for the first nine months of 1998 compared to the corresponding periods in 1997.

Total expenses increased $2.8 million, or 22%, to $15.6 million for the third quarter of 1998 and by $11.3 million, or 31%, to $47.6 million for the first nine months of 1998 compared to the corresponding periods in 1997. Of the increase, $0.3 million in the third quarter and $5.5 million for the first nine months related to increased insurance costs. This was primarily due to a corresponding increase in net premiums earned in the respective periods and partly due to adverse loss development on one particular program that covers bodily injury and property risks in the construction industry. Total expenses excluding insurance costs increased $2.5 million, or 27%, to $11.7 million for the third quarter of 1998 and $5.8 million, or 21%, for the first nine months of 1998 as compared to the corresponding periods in 1997, reflecting the general expansion of the Company as reflected in the Company's growth in revenues.

The Company will pay a third quarter dividend of 3 cents per ordinary share. The dividend will be payable on December 1, 1998 to shareholders of record on November 17, 1998.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, the Company arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health and casualty insurance markets.

Stirling Cooke Brown Holdings Limited Ordinary Shares are quoted on the NASDAQ market under the symbol "SCBHF".

                                   # # #

                   STIRLING COOKE BROWN HOLDINGS LIMITED
                      Third Quarter Reported Earnings
                                 Unaudited


                                     Three Months ended   Nine months ended
                                        September 30         September 30
                                      ------------------   -----------------
                                        1997      1998      1997      1998
                                      -------    -------   -------   -------
                                     (Dollars in thousands except share data)
INCOME STATEMENT DATA:
Revenues
     Risk management fees .........   $11,712   $14,112   $33,714   $40,952
     Net premiums earned ..........     3,390     3,334     9,111    12,938
     Net investment income ........     1,440     2,314     4,318     6,373
     Other income .................       477       947       866     2,479
                                      -------   -------   -------   -------

          Total revenues ..........    17,019    20,707    48,009    62,742
                                      -------   -------   -------   -------

Expenses
     Net losses and loss expenses
         incurred .................     3,258     3,616     8,428    13,337
     Acquisition costs ............       286       267     1,007     1,627
     Salaries and benefits ........     4,416     5,927    13,285    16,639
     General and administration
         expenses .................     4,793     5,751    13,637    16,046
                                      -------   -------   -------   -------

          Total expenses ..........    12,753    15,561    36,357    47,649
                                      -------   -------   -------   -------

Income before taxation ............     4,266     5,146    11,652    15,093
     Taxation .....................       676     1,017     2,070     2,952
                                      -------   -------   -------   -------
     Net income ...................   $ 3,590   $ 4,129   $ 9,582   $12,141
                                      =======   =======   =======   =======

BASIC

Net income per share                  $  0.42   $  0.42   $  1.17   $  1.24
Average number of ordinary shares
     outstanding - Basic (000's)        8,488     9,823     8,168     9,823

DILUTED

Net income per share                  $  0.42   $  0.42   $  1.15   $  1.23
Average number of ordinary shares
     outstanding - Diluted (000's)      8,488     9,823     8,341     9,858

BALANCE SHEET DATA:
                                          December 31, 1997   September 30, 1998
                                          -----------------  -------------------
Total Assets                                   $406,330            $506,232
Shareholders' Equity                           $ 83,103            $ 94,256